Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES FIRST QUARTER RESULTS AND MAINTAINS FISCAL 2015 REVENUE AND EARNINGS GUIDANCE

•	Record backlog of $984.7 million on first quarter awards of $390.5 million

•	Completed previously announced acquisition of central California upstream contractor, HDB Ltd.

•	Strong operating performance on lower than expected revenues offset by the under recovery of construction overhead costs

TULSA, OK – November 5, 2014 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the first quarter September 30, 2014.
John Hewitt, President and CEO of Matrix Service Company said, "Our quarterly results were impacted by lower than expected revenues which led to an under recovery of our construction overhead cost structure. The short-term decline in quarterly revenue is due principally to the timing of project starts. Despite these timing issues, our view of both the short and long-term success of the Company and the strength of our markets has not changed. Our rapid growth over the last three years, while positive, has resulted in inefficiencies in our processes and construction overhead cost structure. Accordingly and consistent with our long term strategic plan, a comprehensive review of our cost structure and business efficiency continues to be a key focus area."
First Quarter Fiscal 2015 Results
Late in the second quarter of fiscal 2014, the Company completed a significant acquisition which we now refer to as Matrix North American Construction ("Matrix NAC"). The first quarter of fiscal 2015 is post acquisition and therefore includes a full quarter of Matrix NAC activity. The acquisition impacted results primarily in the Electrical Infrastructure and Industrial segments.
Revenues for the first quarter ended September 30, 2014 were $321.7 million compared to $226.2 million in the same period a year earlier, an increase of $95.5 million, or 42.2%. Net income for the first quarter of fiscal 2015 was $5.9 million compared to $6.6 million in the same period a year earlier. Fully diluted earnings per share was $0.22 compared to $0.25 in the same period a year earlier. First quarter fiscal 2015 earnings were reduced by $0.11 for under recovered construction overhead costs.
On a segment basis, revenues increased in our Industrial, Storage Solutions, and Electrical Infrastructure segments by $56.7 million, $25.2 million, and $22.8 million, respectively. Revenues in the Oil Gas & Chemical segment declined by $9.2 million. Fiscal 2015 gross margins were reduced by 1.8% to 8.8% due to under recovery of construction overhead costs caused primarily by lower than expected revenue. Gross margins were 11.3% in the same period a year earlier. Consolidated gross profit was $28.4 million in the first quarter of fiscal 2015 compared to $25.5 million in the same period a year earlier. Selling, general and administrative costs were $19.8 million in the first quarter of fiscal 2015 compared to $14.7 million in the same period a year earlier. Selling, general and administrative costs as a percent of revenue declined to 6.2% in fiscal 2015 compared to 6.5% in the same period a year earlier.
Revenues in the Electrical Infrastructure segment increased by $22.8 million to $55.7 million in the first quarter of fiscal 2015. The increase is due to the inclusion of Matrix NAC revenues in fiscal 2015 partially offset by lower business volumes in our legacy transmission and distribution business. A charge of $3.3 million related to a power generation joint venture project reduced gross margins from 10.3% to (0.9%) in the first quarter of fiscal 2015. Gross margins in fiscal 2014 were 10.1%. In addition, fiscal 2015 gross margins were negatively impacted by the under recovery of construction overhead costs, primarily due to lower revenues in the legacy transmission and distribution business.
Revenues in the Oil Gas & Chemical segment decreased by $9.2 million to $53.3 million in the first quarter of 2015. The decrease was due primarily to lower levels of turnaround work. Gross margins were 8.2% in the first quarter of fiscal 2015 compared to 12.1% in the same period a year earlier. In fiscal 2015 project execution remained strong. The decline in margins in this segment is due to under recovered construction overhead costs caused by the short-term decline in revenues. We expect higher margins later in fiscal 2015 as work volumes increase leading to a more efficient utilization of construction overhead costs.
Revenues for the Storage Solutions segment increased by $25.2 million to $133.3 million in the three months ended September 30, 2014 primarily due to higher levels of work in our domestic aboveground storage tank business and increased terminal work. The fiscal 2015 gross margin decreased to 10.9% compared to 11.9% in the same period in the prior year. Fiscal 2015 margins were negatively affected by the under recovery of construction overhead costs in certain parts of the business due to short-term delays in project start dates.

Revenues for the Industrial segment increased to $79.4 million in the three months ended September 30, 2014 compared to $22.7 million in the same period a year earlier. The increase of $56.7 million was primarily due to the inclusion of Matrix NAC activity, which was not included in the same period a year earlier. Gross margins were 12.6% in the three months ended September 30, 2014 compared to 7.8% in the same period a year earlier. The gross margins were higher than normal primarily due to profit recognized on favorable project completions.
Backlog
Backlog at September 30, 2014 totaled $984.7 million, an increase of $68.9 million, or 7.5%, compared to the backlog at June 30, 2014 of $915.8 million. Project awards totaled $390.5 million for the three months ended September 30, 2014.
Financial Position
Availability under the Company's credit facility of $164.0 million along with the Company's cash balance of $72.8 million provided liquidity of $236.8 million at September 30, 2014.
Stock Repurchase Program
On November 4, 2014 the Board of Directors approved a new stock buyback program that expires on December 31, 2016. Under the new program, if sufficient liquidity exists and management believes it is undervalued relative to our peers, the Company may annually purchase, on a calendar year basis, up to $25.0 million of the Company's common stock.
Earnings Guidance
The Company is maintaining its fiscal 2015 revenue guidance of between $1.425 billion and $1.525 billion and its earnings per fully diluted share guidance of between $1.40 and $1.60.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Thursday, November 6, 2014 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	September 30, 2014	September 30, 2013
Revenues	$321,683	$226,217
Cost of revenues	293,304	200,741
Gross profit	28,379	25,476
Selling, general and administrative expenses	19,832	14,714
Operating income	8,547	10,762
Other income (expense):
Interest expense	(351)	(223)
Interest income	42	5
Other	57	(88)
Income before income tax expense	8,295	10,456
Provision for federal, state and foreign income taxes	3,624	3,904
Net income	$4,671	$6,552
Less: Net loss attributable to noncontrolling interest	(1,243)	—
Net income attributable to Matrix Service Company	$5,914	$6,552

Basic earnings per common share	$0.22	$0.25
Diluted earnings per common share	$0.22	$0.25
Weighted average common shares outstanding:
Basic	26,470	26,116
Diluted	27,134	26,647

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	September 30, 2014	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$72,754	$77,115
Accounts receivable, less allowances (September 30, 2014— $585 and June 30, 2014—$204)	175,506	204,692
Costs and estimated earnings in excess of billings on uncompleted contracts	89,819	73,008
Deferred income taxes	6,953	5,994
Inventories	3,006	3,045
Income taxes receivable	143	2,797
Other current assets	7,642	8,897
Total current assets	355,823	375,548
Property, plant and equipment at cost:
Land and buildings	31,813	31,737
Construction equipment	84,886	82,745
Transportation equipment	44,199	42,087
Office equipment and software	26,208	26,026
Construction in progress	7,948	9,892
	195,054	192,487
Accumulated depreciation	(106,408)	(103,315)
	88,646	89,172
Goodwill	72,065	69,837
Other intangible assets	28,158	28,676
Other assets	3,622	5,699
Total assets	$548,314	$568,932

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	September 30, 2014	June 30, 2014
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$95,231	$111,863
Billings on uncompleted contracts in excess of costs and estimated earnings	103,708	108,440
Accrued wages and benefits	30,006	36,226
Accrued insurance	8,761	8,605
Income taxes payable	4,620	—
Other accrued expenses	3,705	4,727
Total current liabilities	246,031	269,861
Deferred income taxes	4,300	5,167
Borrowings under senior credit facility	11,344	11,621
Total liabilities	261,675	286,649
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2014, and June 30, 2014	279	279
Additional paid-in capital	120,129	119,777
Retained earnings	183,151	177,237
Accumulated other comprehensive income	(1,952)	(182)
	301,607	297,111
Less: Treasury stock, at cost— 1,372,446 shares as of September 30, 2014, and 1,453,770 shares as of June 30, 2014	(15,492)	(16,595)
Total Matrix Service Company stockholders’ equity	286,115	280,516
Noncontrolling interest	524	1,767
Total stockholders' equity	286,639	282,283
Total liabilities and stockholders’ equity	$548,314	$568,932

Matrix Service Company

Results of Operations

(In thousands)

	Three Months Ended
	September 30, 2014	September 30, 2013
Gross revenues
Electrical Infrastructure	$55,673	$32,877
Oil Gas & Chemical	54,199	62,792
Storage Solutions	133,350	108,546
Industrial	79,360	22,691
Total gross revenues	$322,582	$226,906
Less: Inter-segment revenues
Electrical Infrastructure	$—	$—
Oil Gas & Chemical	840	297
Storage Solutions	59	392
Industrial	—	—
Total inter-segment revenues	$899	$689
Consolidated revenues
Electrical Infrastructure	$55,673	$32,877
Oil Gas & Chemical	53,359	62,495
Storage Solutions	133,291	108,154
Industrial	79,360	22,691
Total consolidated revenues	$321,683	$226,217
Gross profit (loss)
Electrical Infrastructure	$(489)	$3,330
Oil Gas & Chemical	4,386	7,531
Storage Solutions	14,518	12,837
Industrial	9,964	1,778
Total gross profit	$28,379	$25,476
Operating income (loss)
Electrical Infrastructure	$(3,656)	$1,300
Oil Gas & Chemical	578	3,263
Storage Solutions	7,103	5,832
Industrial	4,522	367
Total operating income	$8,547	$10,762

Backlog
We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts and other established arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended September 30, 2014

The following table provides a summary of changes in our backlog for the three months ended September 30, 2014:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2014	$162,136	$110,217	$482,631	$160,842	$915,826
Project awards	43,560	88,641	188,698	69,618	390,517
Revenue recognized	(55,673)	(53,359)	(133,291)	(79,360)	(321,683)
Backlog as of September 30, 2014	$150,023	$145,499	$538,038	$151,100	$984,660